Exhibit 99.1

Contact:

Chris McGinnis, Vice President Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Initiates Chief Financial Officer Transition Process;

Increases Authorization of Share Repurchase Program; and Reaffirms 2014 Guidance

ST. LOUIS, December 15, 2014—Express Scripts (NASDAQ: ESRX) announced that it is initiating a Chief Financial Officer transition process. Cathy R. Smith will be leaving the Company to pursue other interests and no longer serves in the role of Executive Vice President and Chief Financial Officer of the Company. Ms. Smith will continue her employment into the first quarter of 2015 in order to facilitate a smooth and orderly transition.

Express Scripts also announced that James M. Havel has been appointed to serve as Executive Vice President and Interim Chief Financial Officer effective January 2, 2015.

Mr. Havel will join Express Scripts from Major Brands Holdings, a privately held beverage distribution company, where he has served as the Chief Financial Officer since April 2012. Previously, Mr. Havel owned and operated Havel Associates, LLC, an independent financial consulting firm serving both private and public companies from July 2010 to April 2012. Mr. Havel also spent approximately 34 years with Ernst & Young LLP, beginning his career in 1976. During his time with Ernst & Young LLP, Mr. Havel served as an audit partner and in a number of firm leadership roles, including as managing partner of two different offices. Mr. Havel is a member of the board of directors of Enterprise Financial Services Corp. and is a Certified Public Accountant.

Increase in Authorization of Share Repurchase Program

On December 10, 2014, the Board of Directors of the Company approved an increase in the authorized number of shares that may be repurchased under the Company’s share repurchase program by an additional 65 million shares, or a total authorization of 205 million shares, of the Company’s common stock.

Reaffirmation of 2014 Guidance

The Company is reaffirming its adjusted earnings per diluted share guidance range of $4.86 to $4.90, which maintains the mid-point of $4.88. The guidance range reflects year over year growth of 18% to 19% excluding the impact of the roll-off of UnitedHealth Group (“UNH”) claims or growth of 12% to 13% including UNH.

About Express Scripts

Express Scripts (NASDAQ: ESRX) manages more than a billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – we make the use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision ScienceSM, our innovative approach to help individuals make the best drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information about the company, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our 2014 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on October 28, 2014 and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2014. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.